Calculation of Filing Fee Tables
S-8
KROGER CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, par value $1.00	Other	42,300,000	$ 58.54	$ 2,476,242,000.00	0.0001381	$ 341,969.02
Total Offering Amounts:						$ 2,476,242,000.00		$ 341,969.02
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 341,969.02
Offering Note
[1]	1a. Represents the number of additional common shares, par value $1.00 per share ("Common Shares"), of The Kroger Co. (the "Registrant"), being registered hereon under The Kroger Co. 2019 Second Amended and Restated Long-Term Incentive Plan (as amended or amended and restated, the "Plan"). 1b. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional Common Shares as may become available pursuant to any anti-dilution provisions of the Plan. 1c. Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Shares on The New York Stock Exchange on June 25, 2026, a date that is within five business days prior to filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources